Exhibit 10.2

Exhibit 10.2

Restricted Stock Award Plan

GYRODYNE, LLC

RESTRICTED STOCK AWARD PLAN

Effective as of October 12, 2023

Contingent Upon Shareholder Approval

The purpose of the Gyrodyne, LLC Restricted Stock Award Plan (the “RSA” or the “Plan”) is to provide current members of the Board of Directors of Gyrodyne, LLC, a New York limited liability company (“Gyrodyne” or the “Company”), who previously participated in the Gyrodyne, LLC Amended and Restated Retention Bonus Plan (the “Retention Bonus Plan”), with additional incentives to achieve the goals of the Company in lieu of participation in the Retention Bonus Plan. The Company believes that the Plan shall cause the participants to continue to contribute to the goals of the Company, thereby benefiting the Shareholders of the Company.

Article 1.	Definitions

Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates to the contrary:

1.1       “Beneficiary” means the spouse of a Participant if a Participant is legally married at the time of death, or the estate for an unmarried Participant. No other designation of any Beneficiaries shall be permitted.

1.2        “Board” means the Company’s Board of Directors.

1.3        “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any regulations issued thereunder.

1.4      “Disability” means a Participant is disabled under the long-term disability insurance policy maintained by the Company, or is determined to be disabled for purposes of social security benefits if a Participant is not covered by any Gyrodyne Long-Term Disability (“LTD”) Policy.

1.5        “ERISA” means the Employee Retirement Income Security Act of 1974, as periodically amended.

1.6        “Participants” mean Directors of Gyrodyne who receive RSAs under this RSA Plan.

1.7        “Restricted Stock Awards” or “RSAs” mean Awards consisting of common shares representing limited liability company interests in Gyrodyne, LLC.

1.8       “Shares,” “Stock,” “Company Stock,” “Restricted Stock” or similar terms refer to common shares representing limited liability company interests in Gyrodyne, LLC that are available for Restricted Stock Awards, or have been awarded as RSAs, under this Plan.

1.9      “Vesting Date” means the day on which a “liquidating distribution” occurs for Shareholders following or attributable to the sale of any properties owned by the Company. Additional terms and conditions regarding vesting of Grants are set forth in Section 6.1.

Article 2.	Administration

2.1      The Committee. The Plan shall be administered and interpreted by a Committee (the “Committee”), which shall consist of: (i) either the Board of Directors of the Company (the “Board”); or (ii) the President and at least two other directors appointed by the Board. If the Board does not appoint a Committee to administer all or any portion of the Plan, then the Board shall be the Committee.

2.2      Action by the Committee. A majority of the Committee shall constitute a quorum thereof, and the actions of a majority of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall be actions of the Committee.

2.3      Delegation. The Committee may appoint one of its members to be chairman and any person, whether or not a member of the Committee, to be its secretary or agent. Furthermore, the Committee may delegate any ministerial duties in connection with the Plan to one or more officers of the Company.

2.4      Interpretation of Plan. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, to waive requirements relating to formalities or other matters that do not modify the substance of rights of Participants or constitute a material amendment of the Plan, to correct any defect or supply any omission of the Plan or any Grant Document/Agreement (as defined in Section 3.2) and to reconcile any inconsistencies in the Plan or any Grant Document/Agreement. The Committee’s interpretations of the Plan and all determinations made or actions taken by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder. All powers of the Committee shall be exercised in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2.5       No Liability. No member of the Committee shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the good faith exercise of any authority or discretion granted in the Plan to the Committee, or for any act or omission of any other member of the Committee.

2.6      Costs. All costs incurred in connection with the administration and operation of the Plan shall be paid by the Company. Except for the express obligations of the Company under the Plan and under Grants (as defined in Section 3.1) in accordance with the provisions of the Plan, the Company shall have no liability with respect to any Grant, or to any Participant, including, but not limited to, any tax liability, capital losses, or other costs or losses incurred by any Participant.

Article 3.	Grants

3.1       Type of Grants. Incentives under the Plan shall consist of grants of Restricted Stock Awards (collectively referred to as “Grants”).

3.2      Grant Documents/Agreements. All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with the Plan as the Committee deems appropriate. Each Grant shall be evidenced by a written instrument (the “Grant Document/Agreement”), which may include but shall not be limited to this Plan document and any related exhibits or attachments, specifying the number of shares of Company Stock to which it relates and containing such other terms and conditions as the Committee shall approve that are not inconsistent with the Plan. Grants under a particular section of the Plan need not be uniform as among the Participants. The Committee shall have the authority to waive any condition of an outstanding Grant or amend an outstanding Grant, provided that an amendment of an existing Grant may not be made without the consent of the Participant if such amendment would have an adverse effect on the rights of the Participant.

3.3       Grants. Immediately upon approval of this Plan by the equity holders of the Company, Grants of restricted shares shall be made to the Participants in the amounts set forth on Exhibit A to this Plan. (See Exh-A-RSA- 8-25-23) All Shares available under the Plan are to be granted to the participants identified in Exhibit A, effective upon approval of the Shareholders of the Company at the 2023 Annual Meeting of the Company (such approval date the “Grant Date”).

3.4      Adjustments in Certain Events. In the event of a corporate event or transaction (including, but not limited to, a change in the equity interests of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, equity dividend, share split, reverse share split, split up, spin-off, or other distribution of equity or property of the Company, combination or exchange of Shares, dividend in kind, extraordinary cash dividend or other changes in capital structure or distribution (other than normal cash dividends or distributions) to shareholders of the Company, or any similar corporate event defined under Section 424(a) of the Code, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, to the number and kind of Shares, or other securities or consideration, issued or issuable in respect of outstanding Grants, as further provided in Section 12.5.

Article 4.	Shares Subject to the Plan

4.1       Shares. The Committee shall be authorized to issue or transfer under this Plan such number of common shares representing limited liability company interests of the Company, as identified in Exhibit A. No additional Grants may be made under this Plan following the Grants set forth in Exhibit A. The Company Stock may be authorized but unissued shares of Company Stock or shares reacquired by the Company from time to time.

Article 5.	Eligibility for Participation

5.1       Eligible Participants. All Board Members of the Company who were active participants in the Retention Bonus Plan on the date immediately preceding the date this Plan was approved by the equity holders of the Company (the “Participants”) shall be eligible to participate in the Plan, as identified in Exhibit A.

Article 6.	Grant Terms

6.1       Restricted Stock. Grants shall be such terms as the Committee deems appropriate. The following provisions are applicable to all Grants:

a.        Shares of Company Stock issued pursuant to Grants shall be issued in exchange for the waiver by each Participant of his benefits under the Company’s Retention Bonus Plan but without any additional cash consideration.

b.          A Grantee receiving shares of Company Stock under this Plan shall receive a written notice of award from the Committee, specifying the number of shares subject to, and the date of issuance of, the award, which shall be deemed the “Grant Agreement” for purposes of Section 3.2.

c.         All Shares granted to all participants shall not be vested upon grant. However, for the avoidance of doubt, Participants shall not forfeit any grants if they are not re-elected to the Board or in the event of death or disability. In the event of resignation from the Board, a Participant shall not forfeit the following percentage of Shares awarded to the Participant, depending on the Participant’s period of service on the Board from and after the Grant Date:

Years of Service After Grant Date	Nonforfeitable Percentage
Less than 1	0%
1 but less than 2	33 - 1/3%
2 but less than 3	66 - 2/3%
3 or more	100%

For clarity, upon completion of one or more years of service as described above, the applicable percentage of Shares shall not be forfeitable due to failure of continued service, but the Shares shall not be vested or transferrable unless and until a liquidating distribution is made to the Shareholders of the Company. Shares issued or issuable hereunder may not be sold and/or otherwise transferred, except in the event of death, until the Vesting Date. Upon the Vesting Date, all Shares awarded under this Plan will become fully vested and transferrable, to the extent not previously forfeited.

d.          Each certificate for a share issued under a Grant, if any, shall contain a legend giving appropriate notice of the restrictions in the Grant.

e.          Upon issuance by the Company, the Grantee shall have the right to vote shares subject to the Grant and to receive any dividends or other distributions paid on such shares.

f.        All shares of Company Stock issued in connection with a Grant shall be subject to the terms, conditions, and restrictions set forth in the articles of organization, limited liability company agreement, or other governing documents of the Company, as amended, as well as any shareholders agreement, buy-sell agreement, or other similar agreements, as may be applicable.

g.         No shares of Company Stock issued in connection with a Grant, or any interest therein, shall be transferrable by the Participant, whether voluntarily or involuntarily, except by will or by the laws of descent or distribution, prior to the Vesting Date. Furthermore, shares of Company Stock issued in connection with a Grant shall not be subject to any voluntary or involuntary pledge, assignment, alienation, attachment, or similar encumbrance or transfer.

Article 7.	Amendment and Termination of the Plan

7.1      Amendment. The Board may amend, suspend or terminate the Plan at any time, in its discretion, subject to any required shareholder approval or any shareholder approval which the Board deems advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any stock listing requirement. For the avoidance of doubt, shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available (other than any adjustment as provided by Section 12.5, (ii) accelerates the vesting or granting of Shares, or (iii) results in a material increase in benefits or a change in eligibility requirements.

7.         Termination of Plan. The Plan shall continue until terminated by the Board upon the agreement of all participants and/or their heirs. Once approved by the Shareholders, The Plan cannot be terminated by unilateral action of the Shareholders.

7.3      Termination and Amendment of Outstanding Grants. A termination, suspension or amendment of the Plan that occurs after a Grant is made shall not materially impair the right of a Participant unless the Participant consents. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be amended by agreement of the Company and the Participant consistent with the Plan.

Article 8.	Funding of the Plan

8.1        Unfunded Plan. This Plan shall be unfunded for purposes of the Code and Title I of ERISA, and no assets shall be set aside for the payment of benefits under the Plan.

Article 9.	RESERVED

Article 10.	Withholding of Taxes

10.1     Right to Withhold. A Participant receiving Grant hereunder shall be required to pay to the Company the amount of any such taxes, if any, which the Company is required to withhold with respect to such Grants or the vesting of such Grants, or the Company shall have the right to deduct from other wages paid to an employee by the Company, or to deduct from any Board fees, the amount of any withholding due with respect to such Grants.

10.2    Withholding Rules and Procedures. The Committee is authorized to adopt rules, regulations or procedures related to tax withholding, including provision for the satisfaction of a tax withholding obligation, by the retention of shares of Company Stock to which the Participant would otherwise be entitled pursuant to a Grant or by the Participant’s delivery of previously owned shares of Company Stock or other property.

Article 11.	Requirements for Issuance of Shares

11.1     Compliance with Law. The obligations of the Company to offer, sell, issue, deliver or transfer Company Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of any registration statement under applicable securities laws if deemed necessary or appropriate by the Company. The Company’s obligation to offer, sell, issue, deliver or transfer its shares under the Plan is further subject to the approval of any governmental authority required in connection therewith and is further subject to the Company receiving, should it determine to do so, the advice of its counsel that all applicable laws and regulations have been complied with. Certificates for shares of Company Stock issued hereunder, if any, shall be legended as the Committee shall deem appropriate.

11.2     Share Certificates. Certificates representing shares of Company Stock issued under the Plan shall be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

11.3     No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant, and no payments shall be made for any fractional shares for which any rights thereto shall be forfeited.

Article 12.	Miscellaneous

12.1     Divorce. In the event a Participant gets divorced prior to the vesting of any Award, whether or not any portion of the Shares shall be allocated to the spouse, in the event they become vested in the future, shall depend upon the receipt of documentation satisfactory to the Committee, that may allocate any future vested Stock to any former spouse.

12.2     Section 83(b) Elections. Participants shall have the right to make any election under Section 83(b) of the Code with regard to any unvested Shares granted under any Grant Agreement.

12.3     No Listing and No Registration of Shares. All Shares of the Company are publicly traded. However, the issuance of a Grant Agreement under this Plan is not intended to be an offer and/or sale of Shares to Participants. To the extent it is determined to be an offer and/or sale, the Company shall take all action necessary to comply with the securities laws, including registering Shares with the Securities and Exchange Commission on a Form S-8 or alternative form or complying with an appropriate exemption from such registration.

12.4      Insider Trading Policies. After Shares are transferred to a Participant, Shares may only be traded in the open windows for anyone considered to be an “insider” for purposes of any U.S. or other security rules.

12.5     Adjustments. In case the Company shall: (i) declare a dividend or dividends on Company Stock payable in shares of Company Stock; (ii) subdivide its outstanding common shares; (iii) combine its outstanding common shares into a smaller number of common shares; (iv) issue any equity securities by reclassification of its common shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing entity); or (v) any other similar corporation transaction, the number of shares of Company Stock authorized under the Plan shall be adjusted proportionately. Similarly, in any such event, the Committee may make such adjustments in the number of shares of Company Stock subject to any Grants, as it deems equitable. Each Participant shall be notified of any such adjustment and any such adjustment, or the failure to make such adjustment, shall be binding on the Participant. For the avoidance of doubt, Participants shall be treated in a comparable manner as other common shareholders of the Company in the event of future corporate transactions, including the possibility of dilution in the event of a rights offering or other new issuance of equity securities.

12.6     Forfeiture of Shares. No future Board members shall receive any Grants under this Plan. In the event that any shares of Company Stock under the Plan are forfeited, such Grants shall lapse and not be available for the making of new Awards by the Committee under the Plan.

12.      Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of any Grant until completion of any required actions under any federal or state law, rule or regulation, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance of any Grant or the payment of benefits in compliance with applicable laws, rules, and regulations or other obligations.

12.8     Limits on Transferability: Beneficiaries. No Grant under the Plan shall be assignable or transferable by the Participant thereof, except by will or by the laws of descent and distribution, unless the Committee shall elect to permit such an assignment or transfer in its sole discretion.

12.9    Type of Program. This Plan is a restricted stock award plan, which subjects Company Stock granted under any Grant Agreement to a substantial risk of forfeiture until after a legally binding right arises.

12.10    Section 409A. The Plan is not subject to Section 409A of the Code. However, to the extent necessary, the Plan may be amended in any manner to comply with Section 409A, if such action is deemed to be necessary in the future.

12.11     Notices. All notices to Participants shall be made to their residence or at work. All notices and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered in person, by cable, telegram, telex or facsimile transmission or email, to the parties as follows:

Chief Financial Officer

Gyrodyne LLC

One Flowerfield, Suite 24

St. James, NY 11780-1551

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

12.12    Expenses. All expenses incurred in administering the Plan shall be paid by the Company.

12.13   Severability. If any of the provisions of this Plan or any Grant Agreement is held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

Furthermore, in the event that any one or more provisions of the Plan or any Grant Agreement, or any action taken pursuant to the Plan or such Award Agreement, should, for any reason, be unenforceable or invalid in any respect under the laws of the United States, any state of the United States or any other government, such unenforceability or invalidity shall not affect any other provision of the Plan or of such or any other Grant Agreement, but in such particular jurisdiction and instance the Plan and the affected Grant Agreement shall be construed as if such unenforceable or invalid provision had not been contained therein or as if the action in question had not been taken thereunder.

12.14   Entire Agreement. The Plan and any Grant documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

12.15    Gender and Number. The masculine gender, where appearing herein, shall be deemed to include the feminine gender, and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

12.16    Captions. The captions at the head of a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provisions of this Plan.

12.17    Plan Controlling. In the event of a conflict between the terms of this Plan and the terms of any Grant Agreement, the terms of this Plan shall govern.

12.18    Binding Agreement. The provisions of this Plan shall be binding upon the Participant and the Company and their successors, assigns, heirs, executors and beneficiaries.

12.19    Governing Laws. The Plan shall be governed and construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law.

Date:	BY:

Date:	BY:

Date:	BY:

September 5, 2023

EXHIBIT A

GYRODYNE, LLC

RESTRICTED STOCK AWARD (“RSA”) PLAN

BOARD MEMBERS/ EMPLOYEES	SHARES OF RESTRICTED STOCK (“RSAs”)
Paul Lamb, Chairman	30,542
Richard Smith	20,362
Ronald Macklin	20,362
Nader Salour	20,362

TOTAL	91,628

1.	The total shares being granted is 91,628.

2.	This number was determined as follows:

$1,979,165 ÷ $21.60 NAV = 91,628.

3.

The $1,979,165 value in the above formula represents the projected current value of the bonus pool allocable to the above Board members under the Retention Bonus Plan of $2,558,493, less an amount equal to $579,328 that is being voluntarily forfeited (subject to and conditioned upon approval of the RSA Plan), which results in $1,979,165 remaining in the bonus pool that is being given up in exchange for restricted stock awards under the RSA Plan.

4.	The $21.60 NAV value in the above formula represents the estimated adjusted net asset value per share of the Company determined for grant purposes under the RSA Plan.

September 5, 2023